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                                                                    EXHIBIT 10.1

Summary of the Vans, Inc. Fiscal 2004 Bonus Plan. Under the Vans, Inc. Fiscal 2004 Bonus Program, Vans' executive officers, other than the Chairman of the Board and the Chief Executive Officer, and certain managers and key employees are entitled to receive bonuses equal to a percentage of their base salaries if certain objectives are met during the year. The receipt of a full bonus is dependent on Vans meeting a targeted earnings goal established by the Compensation Committee of the Board of Directors and the satisfaction of individual and departmental performance objectives. The plan covers the period June 1, 2003, through May 31, 2004. Participants must be employed by Vans as of May 31, 2004, to receive the bonus.